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                     June 24, 2020

       Kobi Altman
       Chief Financial Officer
       ICL Group Ltd.
       Millennium Tower
       23 Aranha Street
       P.O. Box 20245
       Tel Aviv, 61202 Israel

                                                        Re: ICL Group Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed March 5, 2020
                                                            File No. 001-13742

       Dear Mr. Altman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences